UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Eagle Rock Energy Partners, L.P.

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Eagle Rock Energy Partners, L.P. IPAA Oil and Gas Investment Symposium April 2010 Summary of Recapitalization & Related Transactions April 2010

Events Leading to Recapitalization Proposal Eagle Rock exited 2008 with elevated debt levels related to the Millennium Acquisition, creating covenant pressure under its $980 million senior credit facility Turmoil in the capital markets limited access to external capital Distribution cut (April 2009) was a reprieve, not a solution Despite $100 million of debt repayment over the past year, Partnership forecasts potential covenant violations under the credit facility by second / third quarter of 2010 Reduction in distribution resulted in further structural complications Arrearages building on common units Covenant Test Leverage Ratio Total Debt ($ in Millions)

Key Terms of Recapitalization and Related Transactions Sale of Minerals Business to third party for $174.5 million to close within 10 days after successful vote Other liquidity enhancing transactions Natural Gas Partners (NGP) contributes: General partner / controlling interests (844,551 general partner units) in exchange for one million common units (1) 20.9 million subordinated units Incentive distribution rights Equity commitments NGP receives: $29 million transaction fee in the form of 4.82 million common units Contribution of general partner will trigger a restructuring of board to include two additional independent directors and annual unitholder meetings Special Meeting on May 14th to approve certain of the Recapitalization and Related Transactions All transactions are cross-contingent on each other Note: Please see Definitive Proxy filed on March 30, 2010 for additional details. Assumes exercise of GP Acquisition Option.

Proposed Recapitalization Further Enhances Liquidity... Note: Please see Definitive Proxy filed on March 30, 2010 for additional details on the Recapitalization and Related Transactions. (1) Assumes completion of Recapitalization and Related Transactions. Up to $230 million of cash proceeds in the near-term for debt repayment and/or organic growth Selling Minerals Business to Black Stone Minerals for $174.5 million Have certain commitments from Natural Gas Partners to purchase equity Greater access to capital markets Equity: Simplified structure is more unitholder-friendly and easier to understand Debt: Improved credit profile and unitholder alignment Improved liquidity should accelerate ability to pay a more meaningful distribution (1) Interim annualized distribution of $0.40 to $0.60 per unit with respect to Q4 of 2010 New long-term distribution policy to be implemented upon achieving full debt reduction objectives - estimate 2011

…and Simplifies Structure

- Structural modifications result in a single class of equity [(1)]
  - Subordinated units, GP units and IDRs are surrendered
  - Greater alignment of interests among all unitholders
- Reconstituted board of directors [(1)]
  - Two new independent board members will be added, increasing total number of seats to nine
  - Common unitholders that are not affiliated with Natural Gas Partners will be entitled to elect a majority (5) of Eagle Rock's board of directors
- NGP will remain the largest unitholder (pro forma ~25-49% ownership)



Before (as of 12/31/09)
NGP/Affiliates
Public
9.4%
90.6%
GP
Subs
Common
26.7% Sub
1.1% GP
72.3% LP
Eagle Rock
Pro Forma EROC (1)
NGP/Affiliates
Public
~25-49%
~51-75%
Common
100%
Eagle Rock
100%
GP

Note: Please see Definitive Proxy filed on March 30, 2010 for additional details.
(1) Assumes exercise of GP Acquisition Option.

5

Rationale for Transaction Fee Note: Please see Definitive Proxy filed on March 30, 2010 for additional details. (1) Assumes exercise of GP Acquisition Option. Negotiated amount between NGP and independent members of board (Conflicts Committee) As detailed in the Fairness Opinion, common unitholders benefit across a variety of scenarios: Upside Case: Long term value in subordinated units and incentive distribution rights Downside Case: Value in equity commitments Base Case: Value in transfer of control premium (1) In all cases the structural simplifications, which can only be provided by NGP, benefit the Partnership's unitholders Greater access to capital markets More unitholder-friendly governance (1)

Recent Unit Price Performance Unitholder reaction has been favorable; unit price has appreciated by 15% since definitive proxy was filed with the Securities and Exchange Commission on March 30 12/21/09: EROC announced it had entered into Global Transaction Agreement and Minerals Purchase and Sale Agreement. Price per Unit Daily Trading Volume 3/30/10: EROC filed definitive proxy with SEC. 4/29/09: EROC announced distribution cut. 9/17/09: EROC announced it received letter from NGP which proposed series of transactions.